Contacts:
Alfred T. Rogers, Jr.	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.685.2097	727.521.7085

BayFirst Announces Third Quarter 2026 Conference Call and Webcast
ST. PETERSBURG, Florida – September 30, 2026 – BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or “Company”), parent company of BayFirst National Bank (“Bank”) today announced that it will report its third quarter results after the market close on Thursday, October 29, 2026. Management will host a conference call on Friday, October 30, 2026, at 9:00 a.m. ET to discuss the results. The call will also be broadcast live via the internet.
Interested investors may listen to the call live under the Investor Relations tab at www.bayfirstfinancial.com. Investment professionals are invited to dial (833) 461-5787 to participate in the call using Conference ID 438809173. A replay of the call will be available for one year at www.bayfirstfinancial.com.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates twelve full-service banking offices throughout the Tampa Bay-Sarasota region and offers a broad range of commercial and consumer banking services to businesses and individuals. As of June 30, 2026, BayFirst Financial Corp. had $1.13 billion in total assets.
Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, weather events, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; enforcement actions initiated by our regulators and their impact on our operations; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.
Note: Transmitted on Globe Newswire on September 30, 2026 at 9:00 a.m. ET.